Exhibit 10.6

Hanger Orthopedic Group, Inc.
Two Bethesda Metro Center, Suite 1300
Bethesda, Maryland 20814

May 26, 2006

Ares Corporate Opportunities Fund, L.P.
c/o Ares Management, Inc.
1999 Avenue of the Stars
Suite 1900
Los Angeles, California 90067
Attention: Bennett Rosenthal and Adam Stein

Gentlemen:

Reference is made to that certain Amended and Restated Preferred Stock Purchase Agreement dated as of May 25, 2006 among HANGER ORTHOPEDIC GROUP, INC. (the “Company”), Ares Corporate Opportunities Fund, L.P. (“Ares”) and the Initial Purchasers party thereto (the “Purchase Agreement”). Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement.

In order to induce the Ares to enter into the Purchase Agreement and purchase the Shares, the Company agrees to grant the board director and board observer rights to Ares as set forth below.

For so long as Ares and its Affiliates beneficially own in the aggregate at least 1,984,126 shares of Common Stock, subject to proportional adjustments to reflect stock-splits, combinations, subdivisions, or other similar recapitalizations or events:

        1.     The Company’s Board of Directors (the “Board”) shall appoint and elect Bennett Rosenthal to fill the next vacancy on the Board, which will occur within ninety (90) days of the Closing. Bennett Rosenthal, or any successor to Bennett Rosenthal that Ares may designate from time to time in accordance with the terms of this letter agreement to serve as a member of the Board, is hereinafter referred to as the “Investor Director.”

        2.     The Company will include the Investor Director as one of the Company’s nominees for election as directors at each annual or special meeting of stockholders at which directors will be elected.

        3.     Provided that the Investor Director meets the applicable membership requirements of the Commission and the Trading Market, the Board shall elect the Investor Director to all committees of the Board, it being understood that the Investor Director does not meet the current applicable requirements to serve on the Audit Committee. The Company shall provide the same compensation and rights and benefits of indemnity to the Investor Director as are provided to other non-employee directors of the Company. The Investor Director may resign from the Board at any time without notice. In the event that any Investor Director shall cease to serve as a director of the Company for any reason, at the discretion of Ares, the Board shall fill the vacancy resulting therefrom with another Investor Director designated by Ares that is reasonably acceptable to the Board, it being understood that any senior professional of Ares shall be acceptable to the Board.

        4.     Subject to the execution of a non-disclosure agreement, customary in form and substance, as requested in good faith by the Company, the Company shall allow a representative of Ares (other than the Investor Director, and at anytime when no Investor Director is a member of the Board, the Company shall allow two representatives of Ares) to attend all meetings of the Board in a nonvoting capacity, and in connection with each such Board observer’s attendance, the Company shall give such Board observer copies of all notices, minutes, consents and other materials, financial or otherwise, which the Company provides to the Board prior to any such meeting. Ares shall provide the Company with written notice identifying any individuals who shall exercise Board observation rights on behalf of Ares from time to time. Effective upon execution and delivery of this letter agreement, Ares hereby appoints Bennett Rosenthal and Adam Stein as initial Board observers.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York and each of the parties hereto irrevocably consents to the exclusive jurisdiction of all courts, federal and state, located in the City of New York for the adjudication of any dispute arising hereunder. This letter agreement may not be amended or waived except in writing, by a document executed by the Company and Ares. This letter agreement may be executed in two or more counterparts, together constituting one agreement, and may be executed by facsimile, having the same force as if originally executed.

Very truly yours,

HANGER ORTHOPEDIC GROUP, INC.

By:______________________________
Name:
Title:

Accepted:

ARES CORPORATE OPPORTUNITIES FUND, L.P.

By:	ACOF MANAGEMENT, L.P., Its General Partner

By:	ACOF OPERATING MANAGER, L.P., Its General Partner

By:	ARES MANAGEMENT, INC., Its General Partner

By: ______________________________

MANAGEMENT RIGHTS LETTER AGREEMENT

Hanger Orthopedic Group, Inc.
Two Bethesda Metro Center, Suite 1300
Bethesda, Maryland 20814

May 26, 2006

Ares Corporate Opportunities Fund, L.P.
1999 Avenue of the Stars
Suite 1900
Los Angeles, California 90067
Attn: Bennett Rosenthal

Re: Management Rights

Ladies and Gentlemen:

You have requested that Hanger Orthopedic Group, Inc., a Delaware corporation (the “Company”), grant certain contractual management rights to Ares Corporate Opportunities Fund, L.P. (the “Investor”) so that the purchase by the Investor of shares of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Stock”) pursuant to the Amended and Restated Preferred Stock Purchase Agreement, dated as of May 25, 2006 among the Company, the Investor and the other parties thereto, as such agreement may be amended, supplemented or otherwise modified from time to time (the “Purchase Agreement”), from the Company, may qualify as a “venture capital investment” as described in clause (d)(3)(i) of the U.S. Department of Labor Regulations § 2510.3-101 (the “DOL Regulation”). This letter will confirm our agreement that the Investor will be entitled to the contractual management rights enumerated below and, in addition, will be entitled to all rights specifically provided to “Investors” (as defined in the Purchase Agreement) pursuant to the Purchase Agreement as in effect as of the date hereof or any other rights the Investor may hold as a holder of the Stock or otherwise, including, without limitation, the right to receive financial information and inspection rights (all such information, inspection, management and other rights hereinafter collectively referred to as “Management Rights”):

    (1)        The Company and its subsidiaries shall provide to the Investor, true and correct copies of all documents, reports, financial data and other information as the Investor may reasonably request. Additionally, the Company shall permit any authorized representatives designated by the Investor to visit and inspect any of the properties of the Company and its subsidiaries, including its and their books of account, and to discuss its and their affairs, finances and accounts with its and their officers, all at such times during regular business hours as the Investor may reasonably request.

    (2)        At any time during which the Investor does not have a representative designated to serve on the Board of Directors of the Company, the Investor shall have the right to designate one (1) observer who shall be entitled to attend all meetings of the Company’s Board of Directors (the “Board”) (and all committees thereof) and receive copies of all materials provided to the Board, including, without limitation, notices, minutes, consents and any and all other materials provided to directors, provided that such observer shall have no voting rights with respect to actions taken or elected not to be taken by the Board or any Committee thereof. Such representative may participate in discussions of matters brought to the Board and may address the Board with respect to the Investor’s concerns regarding business issues facing the Company.

    (3)        The Investor (or its authorized representative) shall have the right to consult with and advise the management of the Company and its subsidiaries, upon reasonable notice at reasonable times from time to time, on all matters relating to the operation of the Company and its subsidiaries.

    (4)        The Company agrees to consider, in good faith, the recommendations of the Investor (or its authorized representative) in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company.

    (5)        If the Company is not a “reporting company” under Section 12 of the Securities Exchange Act of 1934, as amended, the Company shall deliver to the Investor:

    a.        as soon as available and in any event within 30 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its subsidiaries as of the end of such period, and consolidated statements of income and cash flows of the Company, and its subsidiaries for the period then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustment;

    b.        as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries as of the end of such year, and consolidated statements of income and cash flows of the Company and its subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation.

This letter may not be amended except by a written instrument signed by the Investor and the Company.

The Company hereby further agrees that (x) if legal counsel for the Investor reasonably concludes that the rights granted hereby should be altered to preserve the qualification of the Investor as a “venture capital operating company” as defined in the DOL Regulation or otherwise to ensure that the assets of the Investor are not considered “plan assets” for purposes of the Employee Retirement Income Security Act of 1974, as amended, the Company will agree to amendments to this letter to effect such alterations; provided that no such alteration would result in a material adverse effect on the operation or business of the Company, and (y) if the Investor transfers a portion of the shares of stock it acquires in the Company to an affiliate that is seeking to qualify as a venture capital operating company, the Company will enter into a letter with the transferee containing substantially similar terms and conditions as this letter.

If the Company engages in a restructuring or similar transaction, any resulting entity or entities shall be subject to this letter agreement in the same manner as the Company.

The rights described herein shall terminate and be of no further force or effect at such time as the Investor no longer holds any shares of capital stock of the Company.

Very truly yours,

Hanger Orthopedic Group, Inc.

By:  __________________________________
        Name:
        Title:

ACKNOWLEDGED AND ACCEPTED:

Ares Corporate Opportunities Fund, L.P.

By:	ACOF MANAGEMENT, L.P., Its General Partner

By:	ACOF OPERATING MANAGER, L.P., Its General Partner

By:	ARES MANAGEMENT, INC., Its General Partner

By: ______________________________

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